Exhibit 10.6

ACØRDA

THERAPEUTICS

September 26, 2005

Dr. Ron Cohen
246 Harriman Road
Irvington, NY 10533

                Re:  Amendment to August 11, 2002 Employment Agreement

Dear Ron:

                This letter serves as an amendment to your employment letter, dated August 11, 2002, with Acorda Therapeutics, Inc. (the “Agreement”), in accordance with paragraph 9(b) of the Agreement.  Specifically, the Agreement is amended as follows, effective September 26, 2005:

                1.             Base Salary.  Paragraph 2 of the Agreement is amended so that your base salary is Three Hundred Five Thousand Dollars ($305,000) instead of Two Hundred Eighty Thousand Dollars ($280,000).

                2.             Equity Compensation.  Paragraph 5 of the Agreement is amended so that your equity compensation may be awarded in the form of stock options, stock appreciation rights, and/or restricted stock, rather than only in the form of stock options.  In addition, paragraphs 6(b)(iii), 6(c)(iv), 6(d), 7(a), and 7(b)(iv) of the Agreement are amended so that all references to the vesting or acceleration of stock options shall include the vesting or acceleration (or the removal of all restrictions on) stock appreciation rights and restricted stock.

                3.             Termination of Your Employment by the Company Without Cause or Voluntary Termination by You With Good Reason.  Paragraph 6(c)(i)-(iii) of the Agreement is amended to read in its entirety as follows:

(c)           Termination of Your Employment by the Company Without Cause or Voluntary Termination by You With Good Reason.  If the Company terminates your employment without Cause or if you terminate your employment with Good Reason the following shall apply:

(i)            The Company shall pay to you a single lump sum payment equal to the base salary you would have received during the fifteen-month period immediately following the date of your termination (the “Severance Period”) had your employment not terminated.  Such payment shall be made no later than thirty days following termination of employment.  You shall be under no obligation to secure alternative employment during the Severance Period, and you will be entitled to retain this payment without regard to any subsequent employment you may obtain.

(ii)       The Company shall also pay you a bonus equal to the last annual bonus you received multiplied by a fraction, the numerator of which shall be the number of days in the calendar year elapsed as of the termination date and the denominator of which shall be 365.  Such payment shall also be made no later than thirty days following termination of employment.

 (iii)      If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the Severance Period; provided that, if you elect coverage under a subsequent employer’s group health insurance plan during the Severance Period, payment of such premiums shall cease.  However, to the extent the Company cannot pay COBRA premiums for a period of time following your termination without subjecting you or your eligible spouse or dependents to the adverse tax consequences of Section 409A of the Internal Revenue Code, you or your eligible spouse or dependents will pay such COBRA premiums subject to being reimbursed by the Company at such time as the Company can reimburse those premiums consistent with the requirements of Section 409A.

Except as provided in this letter, the Agreement remains in full force and effect.  If this amendment is acceptable, please sign and date the copy of this letter provided herewith and return it to me at your earliest convenience.

Sincerely,

Acorda Therapeutics, Inc.

By:	/s/ David Lawrence
	Name:	David Lawrence
	Title:	Chief Financial Officer

Agreed to and accepted:

/s/ Ron Cohen
Ron Cohen

Date: September 26, 2005